EXHIBIT 10.45


                            PATENT LICENSE AGREEMENT

This LICENSE AGREEMENT (the "Agreement") dated September 17, 2003 ("Effective Date") between Robert M. Campbell, Jr., M.D. (the "PATENT OWNER" or "LICENSOR"') and VisiJet, Inc., a California corporation ("LICENSEE").

1.       BACKGROUND

1.1 PATENT OWNER owns the U.S. patent identified in Exhibit A ("Licensed Patent") and, except for a fifty-five percent (55%) ownership in earned royalties derived from exploitation of the Licensed Patent to the benefit of hereafter identified beneficiaries, is the exclusive owner of all rights to the invention which is the subject of the patent claims therein ("the Invention").

1.2 PATENT OWNER desires to license the Licensed Patent to the extent required for LICENSEE to perfect commercial embodiments of the Invention and to market the Licensed Products, as hereinafter defined, at the earliest possible time in order that the Licensed Products therefore may be available for public use and benefit.

1.3 LICENSEE is desirous of perfecting commercial embodiments of the Invention and of manufacturing, producing and selling the Licensed Products and wishes to obtain a license to use the Licensed Patents to the extent required to develop, manufacture, use, and sell Licensed Products.

2.       DEFINITIONS

2.1 "Licensed Patent" includes the U.S. Patent identified in Exhibit A hereto, but also includes, as, applicable, any Letters Patent or international patents issued or hereafter issued, arid pending patent applications, which is/are directed to "the invention, and/or any divisional applications, continuation applications, or any reissue thereof.

2.2 "Licensed Products" means any water jet device for use in the medical, surgical and dental fields ("the Licensed Field of Use"), the manufacture, use, or sale of which:

(a) Is covered by a valid claim of any issued, unexpired Licensed Patents. A claim of an issued, unexpired Licensed Patent shall be deemed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

(b) Is covered by any claim being prosecuted in a pending application directed to the Invention.

It is stipulated and agreed that LICENSEE's product(s) which include the recited components described in Exhibit C hereto are covered by one of more claims of the Licensed Patent specifically identified in Exhibit. A.


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

2.3 "Net Sales" means gross sales (total monetary compensation actually received by LICENSEE and by LICENSEE's sublicensees, as applicable, from the sale or other disposition of Licensed Products, whether or riot assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), discounted only by conventional discounts, rebates and allowances.

Without limiting the foregoing, included in any Net Sales shall be, as applicable, the monetary equivalent or the fair market value of any indirect or non-monetary compensation in connection with the sale or disposition of Licensed Products in the nature of offsets to existing or future indebtedness or expenditures and/or the acquisition of non-monetary property (tangible goods, equitable interests, etc.).

2.4 "Licensed Field of Use" means those disciplines or areas of endeavor into and for which LICENSEE may sell Licensed Products, and includes the medical, surgical and dental fields. However, notwithstanding the foregoing, or anything else in this Agreement to the contrary, if, upon the expiration of 12 months from the effective date, LICENSEE has not undertaken substantial reasonable steps in the development for commercialization of embodiments of the licensed invention for sale and use in the non-ophthalmic surgical or orthopedic fields, PATENT OWNER may, upon written notice to LICENSEE, narrow the scope of the license granted hereunder to exclude such applications and products in such fields from the license here granted, in the event of which such licensee shall extend only to the ophthalmic surgical field. Subject only to any subsequent, written agreements between PATENT OWNER and LICENSEE to the contrary, such notice shall enable PATENT OWNER himself, or through third party licensee(s), to exploit the subject patent without further obligation to LICENSEE with respect to products in the non-ophthalmic surgical and orthopedic fields. Notwithstanding the foregoing, PATENT OWNER agrees to give reasonable consideration and to negotiate in good faith with respect to any proposal by LICENSEE pertaining to extension of rights in such fields, as well as to any associated consulting agreement by which PATENT OWNER would provide consultation services to LICENSEE in relation to exploitation of the Invention in therein. Subject only to any further written agreement between PATENT OWNER and LICENSEE to the contrary, and notwithstanding anything herein to the contrary, PATENT OWNER retains the right to himself make and use the Invention and non-staple components.

2.5 "Licensed Territory" means the territory set forth in Exhibit B attached hereto.

2.6 "Exclusive" means that, subject to any provisions to the contrary in this Agreement, PATENT OWNER shall not, during any subsisting term of this Agreement, grant further licenses to third parties either in the Licensed Territory or in the Licensed Field of Use. Upon expiration or termination of this Agreement, the prohibition of this Section 2.6 shall become null and void.

3.       GRANT


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

3.1. PATENT OWNER hereby grants and LICENSEE hereby accepts a license under the Licensed Patent to make, use, and sell Licensed Products for use in the Licensed Field of Use within the Licensed Territory.

3.2 Said license is Exclusive, including the right to sublicense pursuant to
Article 13, in the Licensed Field of Use for a term commencing as of the EFFECTIVE DATE and ending on the first to occur of the following:

(a) as to each Licensed Product, the expiration of the life of the Licensed Patent or other patent contemplated under this Agreement directed to such Licensed Product; or

(b) as to all Licensed Products, the termination of this Agreement for any reason.

3.3 All rights in and to the Licensed Patents owned by the PATENT OWNER not specifically licensed herein are exclusively reserved to the PATENT OWNER. Without limitation to the immediately foregoing, the PATENT OWNER retains and shall have the right to practice the Inventions and exploit rights under related Licensed Patents in any manner not inconsistent with this Agreement, to make and use embodiments of the Invention and of the subject matter of related Licensed Patents for himself or in collaboration with third party academic or not-for-profit research institutions, and to publish any information included in the Licensed Patent. This Agreement shall not be deemed to grant any rights, either express or implied, in such reserved rights, and no use or license to anyone else of such reserved rights by the PATENT OWNER shall be deemed to violate or interfere with the LICENSEE'S rights under this Agreement.

4.       DILIGENCE

4.1 As an inducement to PATENT OWNER to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of. Licensed Products and to diligently develop markets for the Licensed Product.

4.2 On or before the anniversary of the Effective Date for each year until LICENSEE markets any Licensed Products, LICENSEE shall make a written annual report to PATENT OWNER covering the preceding year ending June 30, regarding the progress of LICENSEE toward commercial use of Licensed Products. Such report shall include, at a minimum, information sufficient to enable PATENT OWNER to ascertain progress by LICENSEE toward meeting the diligence requirements of this
Article 4.

5.       ROYALTIES

5.1 In consideration of the covenants and grants of PATENT OWNER herein, LICENSEE hereby agrees to pay certain royalties as specified hereafter. All EARNED ROYALTY ("the Running Royalties") payments shall be made as follows:
(45%) to PATENT OWNER, (45%) to Martha A. Walton, MD ("45% ROYALTY OWNER") and, (10%) to the Robert Campbell and Martha Walton Family Trust ("10% ROYALTY OWNER"), until or unless notified by PATENT OWNER to the contrary, and shall be remitted to the following addresses:


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

         PATENT OWNER:
         Dr. Robert M. Campbell, Jr.
         8707 Turning Leaf
         Boerne, Texas 78015

         45% ROYALTY OWNER:
         Dr. Martha A. Walton
         8712 Deer Leap Circle Fair
         Oaks Ranch, Texas 78015

         10% ROYALTY OWNER:
         The Robert Campbell and Martha Walton Family Trust
         Mr. Don Durflinger, Trustee
         Durflinger and Company
         Suite 503
         613 N.W. Loop 410
         San Antonio, Texas 78216

5.2 LICENSEE shall pay a non-creditable, non-refundable License Initiation Royalty in the amount of ONE HUNDRED THOUSAND US DOLLARS ($100,000), payable in four (4) equal installments of $25,000. The initial payment will be due on November 1, 2003. Payments will be made subsequently at tree (3) month intervals (February l, 2004; May l, 2004 and August l, 2004). These installment payments are to be paid in equal shares to the PATENT OWNER and to the 45% ROYALTY OWNER. Notwithstanding anything herein to the contrary, the License Initiation Royalty is here deemed to be fully accrued and payable upon execution of this Agreement. If LICENSEE fails to pay the License Initiation Royalty when due, such Royalty shall thereafter accrue interest at the rate of ten percent (10%) per annum, or the maximum interest rate allowed by applicable law, whichever is less. If any portion of the License Initiation royalty remains unpaid after September 15, 2004, PATENT OWNER may, at his option, and with written notice to LICENSEE, terminate this Agreement if LICENSEE fails to pay Royalties then due within thirty (30) days of such written notice.

5.3 In addition, beginning on November l, 2003 and on each anniversary of the Effective Date thereafter, until termination of the license contemplated in this Agreement, LICENSEE shall pay a MINIMUM ANNUAL ROYALTY of TWENTY-FOUR THOUSAND DOLLARS ($24,000). The MINIMUM ANNUAL ROYALTY shall be paid in equal shares of (50%) each to the PATENT OWNER and to the 45% ROYALTY OWNER until the first EARNED ROYALTY payment is made, then subsequent MINIMUM ANNUAL ROYALTY payments are to be made as follows: 45% to PATENT OWNER, 45% to 45% ROYALTY OWNER and, 10% to the 10% ROYALTY OWNER. The minimum annual royalty payments for each year during the term of this Agreement are non-refundable, but are creditable against EARNED ROYALTIES (as defined herein).

5.4 In addition, LICENSEE shall pay EARNED ROYALTIES on Net Sales as follows: sixty percent (6%) of the Net Sales for such period of time equal to the duration of the license contemplated under this Agreement (the "Running Royalties"). All Running Royalties shall be paid by LICENSEE on or before 45 days after March 31st, June 30th, September 30th and December 31st of each calendar year of the license contemplated in this Agreement, and shall be submitted together with a statement of Running Royalties for each such applicable period setting forth the calculation thereof.

5.5 Creditable payments under this Agreement shall be an offset to LICENSEE against up to fifty percent (50%) of each Running Royalty payment which LICENSEE would be required to pay pursuant to paragraph 5.3 until the entire credit is exhausted. Any such credits shall be applied equally as against payments to PATENT OWNER, 45% ROYALTY OWNER, and 10% ROYALTY OWNER.

5.6 Running Royalties on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. All royalty payments to PATENT OWNER shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due PATENT OWNER.

5.7 In the event of any sublicense pursuant to Article 12 herein, LICENSEE shall pay to PATENT OWNER, the 45% ROYALTY OWNER, and the 10% ROYALTY OWNER as provided above, sums equal to the greater of: (1) one-half of all revenues received, or credit or debt offset realized by LICENSEE from its sublicensees in connection with sublicensee's disposition of LICENSED PRODUCTS; or (2) that amount which would be payable by LICENSEE under this Agreement if the sales of LICENSED PRODUCTS by such sublicensees had instead been made by LICENSEE.

6. ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

6.1 Upon execution of this Agreement, LICENSEE shall make quarterly written reports (even if there are no sales) and Running Royalty payments, if applicable, to PATENT OWNER on the dates set forth in Paragraph 5.3. The reports shall be in a form of mutually agreeable to the parties and shall state the number, description, and aggregate Net Sales of Licensed Products during such completed calendar quarter, and resulting calculation pursuant to Paragraph 5.3 of the Running Royalty payment due PATENT OWNER for such completed calendar quarter. The quarterly statements will identify which portion of net sales are subject to the 50% credit of running royalties from the minimum annual royalty payment and a balance of the 50% credit of running royalties, even if zero, is to be included in the statement. Concurrent with the making of each such report, LICENSEE shall include the payment due PATENT OWNER for the Running Royalty for the calendar quarter covered by such report.

6.2 LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and


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

records to be examined by PATENT OWNER or Designee from time to time to the extent necessary to verify the reports provided for in Paragraph 6.1. Such examination is to be made by PATENT HOLDER or its designee, at the expense of PATENT OWNER, except in the event that the results of the audit reveal an under-reporting of royalties due PATENT OWNER of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

6.3 Within thirty (30) days after receipt of a statement from PATENT OWNER, LICENSEE shall reimburse PATENT OWNER for all costs previously incurred by PATENT OWNER in connection with the preparation, filing and prosecution of the patent application(s) leading to the issuance of the LICENSED PATENT, as well as the reasonable maintenance fees and expenses for the LICENSED PATENT which have been incurred by PATENT OWNER.

7.       WARRANTIES

7.1 Standing. PATENT OWNER represents that he is a practicing physician in good standing under the laws of the State of Texas, with all powers necessary to own his assets and properly and to carry on his business as so owned and conducted.

7.2 Authority. PATENT OWNER represents and warrants that he has full power and authority to execute and deliver this Agreement, to grant the license granted herein and to perform his obligations hereunder. The 45% ROYALTY OWNER and the 10% ROYALTY OWNER are not required or entitled to participate in any way in any licensing of patent rights herein involved, and are solely entitled to receive royalty payments as herein provided.

7.3 Title. PATENT OWNER represents and warrants that to the best of its knowledge, and except as otherwise expressly provided herein, he is the sole and exclusive owner of the Licensed Patent.

7.4 Negation of Warranties. Nothing in this Agreement is or shall be construed as:

(a) A warranty or representation by PATENT OWNER as to the validity or scope of any Licensed Patents;

(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted or contemplated by this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

(c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in
Article 11;

(d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of PATENT OWNER or other persons other than Licensed patents, regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent; or

(e) An obligation to furnish any technology or technological information other than that contained in the Licensed Patents.

7.5 Except as expressly set forth in this Agreement, PATENT OWNER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.       INDEMNITY AND INSURANCE

8.1 LICENSEE agrees to indemnify, hold harmless, and defend PATENT OWNER and its respective directors, officers, employees, consultants and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Inventions, Licensed Patents, or Licensed Products LICENSEE or sublicensees, or their customers.

8.2. PATENT OWNER shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. PATENT OWNER shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

8.3 LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with; respect to activities performed under this Agreement.

8.4 In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover the activities of LICENSEE and its sublicensees. Such insurance shall provide minimum limits of liability of One Million Dollars ($1,000,000) and shall include PATENT OWNER, its directors, officers, employees, consultants and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At PATENT OWNER'S request, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to PATENT OWNER. LICENSEE shall advise PATENT OWNER, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage, insurance of PATENT OWNER shall be excess and noncontributory.

9.       MARKING

LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "U.S. Patent No. 5,620,414," Prior to the issuance of additional patents on the Inventions, LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," to the extent so applicable, and following the issuance of one or more patents, with the numbers of the Licensed Patents.

10. COMPANY NAMES AND MARKS

LICENSEE agrees not to identify PATENT OWNER in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the trade names or any trademark, service mark, trade name, or symbol of PATENT OWNER, or that is associated with either of them, without PATENT OWNER'S prior written consent.

11.1. INFRINGEMENT BY OTHERS: PROTECTION OF LICENSED PATENTS

11.1 In the event that either party learns of facts which it concludes might constitute an infringement of any of the Licensed Patents by any third party during the term of this Agreement, the party learning of such facts shall promptly notify the other party in writing, setting forth such facts and the basis for its conclusion, and shall include with such notice any other reasonably available evidence in support thereof.

11.2 LICENSEE shall have the obligation to take all appropriate action against the infringing party and LICENSEE shall pay all costs and expenses (including without limitation attorney's fees and costs of investigation and experts) incurred in connection with such action. Any legal counsel engaged by LICENSEE shall be reasonably satisfactory to PATENT OWNER. PATENT OWNER, at LICENSEE'S expense, shall have the right to participate in, and, to the extent that it may wish, to jointly assume the prosecution of such action with counsel reasonably satisfactory to LICENSEE. LICENSEE shall obtain the consent of PATENT OWNER prior to settling any such action. If LICENSEE shall fail to take all appropriate action as specified hereunder, then PATENT OWNER shall have the right to take such action and LICENSEE shall pay or reimburse PATENT OWNER for all costs and expenses (including without limitation attorneys' fees and costs of investigation and experts) incurred in connection with such action.

11.3 Any proceeds from any settlement or judgment of any infringement claim, action, suit or proceeding brought by LICENSEE shall be allocated and/or paid within thirty (30) days of receipt thereof as follows: (i) first to reimburse LICENSEE (and PATENT OWNER, pari passu to the extent that it has not otherwise been reimbursed for attorneys' fees, costs and expenses incurred in connection with participation in the prosecution of such infringement) for attorneys' fees and other costs and expenses reasonable incurred in connection with the prosecution or other efforts to terminate the infringement pursuant to the terms of this Agreement; and (ii) thereafter, the remainder shall be equally between the parties and herein named beneficiaries as follows: 50% to LICENSEE, 22.5% TO PATENT OWNER, 22.5% to 45% ROYALTY OWNER, and 5% to 10% ROYALTY OWNER.

11.4 Any equitable relief, including, without limitation, declaratory and injunctive relief, whether or not obtained in conjunction with the recovery of monetary damages, shall inure to the benefit of all parties hereto, and to the extent that quantitative benefit shall ever become relevant, such quantitative benefit shall be deemed to inure as follows: 50% to LICENSEE, 22.5% TO PATENT OWNER, 22.5% TO 45% ROYALTY OWNER, and 5% to 10% ROYALTY OWNER.


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

11.5 Notwithstanding any provision of this Article 11, in the event any infringement action, suit or proceeding is brought hereunder by either party to enforce any rights in or to the LICENSED PATENT or LICENSED PRODUCT(S), each party, if legally necessary, shall, upon the written request of the other party, be named, joined and participate therein as a nominal plaintiff.

12.      SUBLICENSES

12.1 LICENSEE may grant sublicenses during the Exclusive period as set forth herein and only pursuant to express written consent of PATENT OWNER, such written consent not to be unreasonably withheld.

12.2 If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there are willing sublicensees, LICENSEE will, at PATENT OWNER'S request, negotiate in good faith all necessary sublicenses hereunder.

12.3 Any sublicenses granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

(a) Sublicense terms and conditions shall reelect that any sublicensees shall not further sublicense; and

(b) The earned royalty rate specified in the sublicenses may be at higher rates than the rates in this Agreement, but in no event shall sales by a sub-licensee effect a lower net dollar royalty obligation to PATENT OWNER than if identical sale(s) were made directly by LICENSEE under this Agreement.

Any such sublicenses also shall expressly include the provisions of Articles 6, 7, and 9 for the benefit of PATENT OWNER and provide for the transfer of all obligations, including the payment of royalties specified in such sublicenses, to PATENT OWNER or its designee, in the event that this Agreement is terminated.

12.4 LICENSEE agrees to provide PATENT OWNER a copy of any sublicense granted pursuant to this Article 12.

13.      TERMINATION

13.1 LICENSEE may terminate this Agreement only by giving PATENT OWNER notice, in writing at least thirty (30) days in advance of the effective date of the proposed termination selected by LICENSEE, of good cause for termination of the Agreement, and PATENT OWNER fails to remedy any such cause within thirty (30) days after such notice. For the purposes of this Section 13.1, the term "good cause" shall mean the failure or breach of any representation or warranty made by PATENT OWNER in Article 7 of this Agreement, with the exception that LICENSEE shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge before the effective date of this Agreement.

In the event of such termination by LICENSEE, ownership of all patent rights, as well as improvements made thereon by LICENSEE and PATENT OWNER, respectively, prior to such termination and dominated by the Patent rights, together with all technical and business data generated by LICENSEE and relating to the Product, shall be automatically assigned to PATENT OWNER.

13.2 PATENT OWNER may terminate this Agreement if LICENSEE;

(a) Is in default in payments required hereunder, or in providing required reports;

(b) Is in breach of any provision hereof; or

(c) Provides any false report; and, except as otherwise provided herein with respect to a differing time period, LICENSEE fails to remedy any such default, breach, or false report within ninety (90) days after written notice thereof by PATENT OWNER.

13.3 Surviving any termination are:

(a) LICENSEE'S obligation to pay royalties or fees accrued or accruable;

(b) Any cause of action or claim of LICENSEE or PATENT OWNER, accrued or to accrue, because of any breach or default by the other party, and

(c) All of LICENSEE'S covenants and agreements contained herein with respect to confidentiality and secrecy.

14. ASSIGNMENT

This Agreement may not be assigned.

15.      ARBITRATION

15.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

15.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and PATENT OWNER within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and non-appealable and may be entered in any court having jurisdiction thereof.

15.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the Federal District Court of the Western District of Texas, San Antonio Division. The Arbitrator may limit the scope, time and/or issues involved in discovery.

15.4 Any arbitration shall be held at the place then designated by the PATENT OWNER, unless the parties hereto mutually agree in writing to another place.

16.      NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

To PATENT OWNER:

Robert M. Campbell, Jr., MD
8707 Turning Leaf
Boerne, TX  78015

With a copy to:

David G. Henry, Registered Patent Attorney
Naman, Howell, Smith & Lee, PC
900 Washington Ave.
P.O. Box 1470 Waco, Texas 76703-1470

To LICENSEE:

VisiJet:, Inc.
192 Technology Drive, Suite Q
Irvine, CA  92618-2403
Attn:  Randal A. Bailey, President

Either party may change its address upon written notice to the other party.

17.      CONSTRUCTION

17.1 This Agreement shall be governed by the laws of the United States and of the state of Texas applicable to agreements negotiated, executed and performed wholly within Texas.

17.2 The failure of PATENT OWNER to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights, or elections or in any way to affect the validity of this Agreement.


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

17.3 It is mutually agreed that this Agreement contains the entire Agreement between the parties hereto applying to the matters herein contained, and that the same has been entered into in reliance upon only the provision contained herein and not upon any representations by either of the parties; that this Agreement shall supersede all representations, agreements, statements and understandings relating to such matters made prior to execution of this Agreement, and that this Agreement can only be amended by an Agreement in writing executed by all of the parties hereto.

17.4 The rule of construction that an agreement shall be interpreted against the drafting party shall not apply to this Agreement, In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall include the others.

18.      RELATIONSHIP OF PARTIES

Each party shall conduct all business in such party's own name as an independent contractor. No joint venture, partnership, employment agency or similar arrangement is hereby created between the parties. Nether party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever.

19.      SEVERABILITY

If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision and/or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

20.      AMENDMENT AND WAIVER

Neither this Agreement nor any of its provisions may be amended, changed, modified or waived except in a writing duly executed by the party to be bound thereby.

21.      FURTHER ASSURANCES

The parties shall execute any and all additional documents and instruments and shall make any and all other actions necessary or desirable to carry out the intent and purposes of this Agreement.

22.      COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.


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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

PATENT OWNER

/s/ Robert A. Campbell, Jr. M.D.
------------------------------------
Robert A. Campbell, Jr., M.D.

VISIJET, INC.

/s/ Randal A. Bailey
------------------------------------
Randal A. Bailey, President

                                    EXHIBIT A
                                       to
                            Patent License Agreement

Patents and Patent Applications

1) U.S. Patent #5,620,414 titled "Apparatus and Method for Effecting Surgical Incision Through Use of a Fluid Jet" filed on April 8, 1994 and issued on April 15, 1997 (CIP of U.S. Serial Number 906,558, filed June 30, 1992 -- abandoned).

Note: Because the effective filing date of the application for the Licensed Patent was before June 7, 1995, such patent has a term of 17 years, expiring on April 15, 2014, subject to the payment of applicable maintenance fees.



                                    EXHIBIT B
                                       to
                            Patent License Agreement

Licensed Territory

1) Licensed Territory for U.S. Patent #5,620,414 "Apparatus and Method for Effecting Surgical Incision Through Use of a Fluid Jet" shall be the entire world.



                                    EXHIBIT C
                                       to
                            Patent License Agreement

Each water jet product intended to be built and marketed by LICENSEE includes, but is not limited to the following components which are deemed to fall within the scope of the claims of the Licensed Patent:

The Visijet PulsaTome(R)


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